EXHIBIT 10.1

SEPARATION AGREEMENT  AND RELEASE

THIS SEPARATION AGREEMENT  AND  RELEASE  ("Separation  Agreement")  is made and entered into by and between Devin Andres ("Andres") and Entia Biosciences, Inc., a Nevada corporation ("Entia"), including its predecessor, Total Nutraceutical Solutions, Inc., a Nevada corporation ("TNS") (Entia and TNS, including all affiliates and subsidiaries, will  be referred to as "Entia"). This Separation Agreement is effective on the date Andres signs this Separation Agreement,  as indicated on the signature page ("Effective Date").

RECITALS

A. Andres entered into an Employment Agreement dated October 11, 2011, with Entia's predecessor, TNS ("Employment Agreement").

B. Entia has undergone a reorganization, which will affect Andres' job duties and responsibilities.   In addition, Andres has made claims against Entia related to retaliation and failure to pay wages under state and federal law.  Entia denies that there have been any violations of state or federal employment laws or wage and hour laws.

C. The parties have entered into settlement negotiations regarding a global resolution of all of Andres' claims, and regarding his separation of employment with Entia.  As part of the negotiations, the parties have made the mutual decision to terminate Andres' employment  without notice by either party under the terms of this Separation Agreement.

D. These negotiations are outside of the provisions of Sections 6(d) and/or Section (6)(e) of the Employment Agreement.  As such, Andres will have no further rights to severance set out in Sections 6(d) and or Section 6(e).  However, the provision of Paragraph 6(f) that requires that Andres sign a separation agreement, including a full release of all claims, in order to obtain consideration, continues.

E. In order to resolve the parties'  disputes without expensive litigation, Entia is willing to provide Andres with certain considerations described below, which it is not ordinarily required to provide, in exchange for Andres' agreement not to file a lawsuit against Entia or other released parties, and to release Entia from any claims Andres has made or might make.

NOW, THEREFORE, in consideration of the conditions and promises set forth below, it is agreed as follows:

TERMS OF SETTLEMENT

1. Recitals.   The Recitals preceding this Paragraph  1 are true and correct, and are incorporated herein as material parts to this Separation Agreement.

2. Bona Fide Dispute over unpaid wages.  The parties agree that there is a bona fide dispute over whether Entia owes Andres any unpaid wages.

3. Consideration.  As consideration for the promises herein, Entia agrees to perform the following (all of which are referred to herein as "Separation Pay");

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(a) Payment.  Pay Andres the total gross sum of One Hundred Fifty-Two Thousand Dollars and Zero Cents ($152,000.00).  Entia will provide payment in two separate checks as follows:

(i) The first check, representing alleged but disputed unpaid wages, will be made payable to Devin Andres in the gross amount of $58,926.00, less standard withholdings, and will be reported on an IRS Form W-2, provided that Andres has returned all Entia property pursuant to Paragraph 15(d). This Separation Pay will be provided to Andres eight days after he signs this Separation Agreement, as long as Andres does not revoke the Separation Agreement pursuant to Paragraph 8(c); and

(ii) The second check, representing alleged non-wage damages related to various employment claims under Oregon state law, federal law, or common law will be made payable to Devin Andres in the amount of $93,074.00, on January 1, 2016, and will be reported on an IRS Form 1099 and designated as "Other Income" in Box 3.

(b)  Options or Warrants.

(i) Entia will reprice any outstanding vested options or warrants (currently options for the purchase of 613,342 shares and warrants for the purchase of 336,341 shares of Entia common stock), which Andres would hold as of August 31, 2015, to a price equal to the "floor" price for Entia's financing that is anticipated to be conducted by R.F. Lafferty & Co. during the fourth quarter of 2015.

(ii)  Andres, in turn, agrees:

(1) Andres will not to sell any Entia stock before December  1, 2015;

(2) Between December 1, 2015 and December 31, 2016, Andres will not sell more than six percent (6%) of his personal holdings of Entia common stock within any one calendar month; and

(3) After January 1, 2017, there will be no amount restriction on Andres with regard to the sale of Entia common stock.

(4) In any event, Andres will not sell any of his personal Entia holdings, if at the time of such sale, he possesses material inside information about Entia or such sale would not comply with securities laws.

4. No Tax or Securities Advice.  Andres acknowledges that neither Entia nor its agents have provided any advice, nor is Andres relying on any advice from Entia or its agents, regarding the tax or securities consequences of this Separation Agreement. Andres agrees that he is solely responsible for any tax or securities obligations, including all reporting and payment obligations, which may arise to Andres personally as a consequence of this Separation Agreement.  Andres agrees to indemnify, defend, and hold Entia harmless from any and all penalties, losses, costs, taxes, damages, or expenses incurred as a result of any payments made under this Agreement relating to said tax obligations.

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5. IRC 409A.  This Separation Agreement and the benefits provided hereunder are intended to either be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder ("Section 409A") and should be interpreted consistent therewith.  If a benefit hereunder is subject to Section 409A, references to "termination of employment" (or similar phrases) shall be interpreted as consistent with the definition of "separation from service" in the regulations promulgated under Section 409A.  If any other payments of money or other benefits due to Andres hereunder could cause the application of an accelerated or additional tax under Section 409A, Andres and Entia shall adopt such amendments to the Separation Agreement, including amendments with retroactive effect, that Andres' legal counsel shall deem appropriate to preserve the intended tax treatments and to comply with the requirements of Section 409A.

6. Complete Release of All Claims.   In consideration for payments made by Entia to Andres and for Entia' s agreement to reprice the options and warrants held by Andres as of August 31, 2015, as described in Paragraph 1 above, Andres hereby acknowledges full and complete satisfaction of and fully releases and forever discharges Entia and Total Nutraceutical  Solutions, Inc. (including shareholders, predecessors, successors, assignees, affiliates, officers, directors, trustees, partners, employees, agents, accountants, insurers and attorneys,  or other authorized representatives, past and present, collectively, and any other persons or entities who might be claimed to be liable, hereinafter referred to as a "Released Entity" or collectively, "Released Entities"), of and from any and all claims, proceedings, causes of action, obligations, duties, damages or liabilities, costs or expenses, known or unknown, arising out of or in any way related to Andres' employment and separation from employment with Entia, including without limitation, to state and federal common law or statutory claims regulating employment, compensation, bonuses, vacation, sick and/or personal time, benefits; and any and all tort, contract, common law, or statutory claims of any kind whatsoever. Specifically, the claims Andres is releasing hereby include, but are not limited to:

(a) Claims for discrimination or retaliation:

(i) on the basis of age (including in violation of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or similar state law); or

(ii) on the basis of race, color, sex, national origin, ancestry, religion, including claims of harassment (including in violation of Title VII of the Civil Rights Act or similar state law);

(iii) on the basis of disability or injury (including in violation of the Americans with Disabilities Act or similar state law or any workers' compensation law);

(iv) on the basis of taking a leave of absence (including in violation of the Family and Medical Leave Act, workers' compensation statutes, the Americans with Disabilities Act, USERRA, or state laws protecting sick, injured, or disabled workers), or claims on the basis of a denial of leave under any state, federal law, or local law allowing for such leave;

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(v) on the basis of sexual orientation, marital status, familial status, parental status, veteran status, source of income, a relationship or association with a person claiming a protected status, entitlement to benefits (other than the right to receive benefits under Entia's health benefit plan, workers' compensation, or unemployment), concerted or union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders;

(b) Violations of the Employee Retirement Income Security Act (ERISA) or the Consolidated Omnibus Reconciliation Act (COBRA) or similar state law;

(c)  Violation of the Occupational Health and Safety act (OSHA) or similar state law;

(d) Claims for breach of contract related to personnel policies, procedures, handbooks, compensation or benefit agreements or policies, any covenant of good faith and fair dealing, or any express or implied contract of any kind including breaches of the Employment Agreement that have occurred through the date the parties sign this Separation Agreement;

(e) Violations of public policy, state, federal or local statutory and/or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory discharge; wrongful discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Andres or any member of Andres's family; and/or promissory estoppel; or

(f) Any obligation of any Released Entity for any reason to pay Andres  damages, penalties, expenses, litigation costs (including attorneys' fees), back pay, front pay, disability or other benefits (other than any accrued pension benefits), compensatory damages, punitive damages, and/or interest.

(g) The parties acknowledge further that in the event Andres brings a claim in which Andres or any person on behalf of Andres seeks damages against any Released Entity or in the event Andres or any person on behalf of Andres seeks to recover against any Released Entity in any claim brought by a governmental agency on Andres' s behalf, this release serves as a complete defense to any such claims.  Andres waives his right to recover any money or other compensation in connection with a governmental charge or investigation and will remit any monies recovered in any such action to Entia.

(h)  Excluded from the released claims above are:

(i)  Claims which Andres cannot waive by law;

(ii)  Claims for breach of, or to enforce this Separation Agreement,  subject to Paragraph  16;

(iii)  Claims which arise after the date Andres signs this Separation Agreement;
and

(iv)  Claims related to Andres' rights as a shareholder of Entia stock.

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7. Covenant not to Sue.  Andres agrees that he will not file a lawsuit of whatever kind or nature whatsoever against Entia or any Released Entity concerning any and all matters or claims released hereto and will promptly dismiss any which have been filed.  If Andres files such a lawsuit or fails to dismiss ones which have been filed, Entia or any Released Entity will be entitled to its costs and/or attorney fees expended in defense of such action, should it prevail.

8. Compliance with Older Workers Benefit Protection Act.  Andres, being 40 years of age or older, is advised of and acknowledges the following:

(a) Twenty-One Day Consideration Period.  Although he is free to sign this Agreement before then, Andres acknowledges that he has at least twenty-one (21) days after receipt of this document during which to consider whether to execute this Agreement (the "Consideration Period").  During this twenty-one (21) day period, and before signing this Agreement, Andres is advised and encouraged to consult with an attorney regarding the terms and provisions of this Agreement at his own expense.  The terms and provisions of this Agreement are null and void if not accepted by Andres within the twenty-one day period. Andres and Entia agree that any changes made to this Agreement during the Consideration Period as a result of negotiations between the parties do not restart the running of the Consideration Period.

(b) Release of Age Discrimination in Employment Act Claims. As provide in Section (6)(a)(i), by signing this Agreement, Andres waives any claims he has or might have against the Company under the Age Discrimination in Employment Act ("ADEA'') that accrued prior to the date of Employee's execution of the Agreement.

Revocation Period.  Andres acknowledges that he has seven (7) calendar days after signing this Agreement to revoke waiver of the ADEA claim by notifying Entia in writing prior to the expiration of the seven (7) calendar day period.  This Agreement will not be effective or enforceable until that period has expired ("Effective Date").  To be effective, a revocation  of the ADEA claim must be in writing and delivered to Entia, to the attention of its Chief Executive Officer, either by hand or by certified mail, and postmarked within the seven-day (7) period.  If sent by mail, the revocation must be sent by certified mail, return receipt requested, and received by Entia on or before 5:00 p.m., pacific time, on the seventh day after signing this Agreement.  If Andres exercises his right to revoke his waiver and release under the ADEA, the remainder of this Agreement shall continue in full force and effect, except that the amount of Separation Funds in Paragraph 3 shall be reduced by $10,000 to $142,000.00, which Andres agrees constitutes adequate and sufficient consideration to continue to bind him to all provisions of this Agreement and his obligations hereunder.

9. D & O Coverage.  Entia agrees to maintain a D & O policy.  To the extent permissible under Entia's D & O policy, which Entia does not control, Andres may request coverage under that policy for litigation covered by that policy which may arise as a result of his employment with Entia.

10. Mutual  Non-Disparagement.

(a) Definitions:

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(i) "Disparagement." For purposes of this section, "Disparage" means any negative statement that is critical of or derogatory toward or that would cause or tend to cause humiliation or embarrassment or to cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence, or good character of any of the persons or entities.

(ii) "Statements." For  purposes of this section a "Statement" is broadly defined as any communication, whether oral or written, or by any other medium of communication (including, but not limited to internet communications or telephone communications such as e-mails, text messages, and message board, "chat room" and web postings.

(b) Andres agrees that at no time after executing this Separation Agreement will he make Disparaging comments or Statements designed or reasonably likely to harm the business, reputation, or goodwill of Entia, or any of the Release entities, including, Entia, Total Nutraceutical  Solutions, Inc., and any of their employees, officers, volunteers, owners, directors, members or affiliates.  Andres' obligations are supplemental to, and not in lieu of, any  obligations Andres has under the laws regarding the protection of trade secrets and proprietary information of Entia, its affiliates, and regarding defamation.

(c) Entia agrees that its executives, officers and directors will not make any Disparaging comments or Statements designed or reasonably likely to harm Andres or his reputation.

11. No Reemployment.   Andres agrees that he will not apply for employment in the future with Entia or its affiliates, subsidiaries or assigns in any capacity. In the event that he does so, Entia will be privileged to deny said application.

12. Letter of Recommendation. Entia shall provide Andres with a letter of recommendation on Entia letterhead signed by the Chairman of the Board as set out in Exhibit A to this Separation Agreement.

13. Full and Independent Knowledge/No Representations. Entia hereby advises Andres to have this Separation Agreement reviewed by independent counsel.  This Separation Agreement is made by Andres with full knowledge of the situation, without any representation  of any kind being made by Entia or its representatives,  other than those contained herein.  Andres represents and agrees that he has carefully read and fully understands all the provisions of this Separation Agreement, and that Andres is voluntarily entering into this Separation Agreement.

14. Confidentiality of this Separation Agreement.  In consideration of the obligations under this Separation Agreement, Andres agrees that this Separation Agreement, the terms and conditions hereof, are strictly, and shall forever remain, confidential, and that neither Andres nor her heirs, agents, executors, administrators,  attorneys, legal representatives or assigns shall disclose or disseminate any information concerning any such terms to any third person(s), including, but not limited to, other present or former employees of a Released Entity, under any circumstances, except that Andres may disclose the terms of this Separation Agreement to his attorney, accountant, financial advisor, tax advisor, the Internal Revenue Service, his spouse, or

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any other governmental entity as required by law ("Third Parties"), provided, however, that the Third Parties to whom such disclosure is made agree in advance to be bound by the terms of this Paragraph  14.

(a) If Andres is required to disclose this Separation Agreement, its terms or underlying facts pursuant to court order and/or subpoena, Andres will notify Entia, in writing, within three (3) business days of his receipt of such court order or subpoena, and simultaneously provide Entia with a copy of such court order or subpoena.

(b) Andres agrees to waive any objection to Entia's request that the document production or testimony be foreclosed, done in camera, or under seal.

15. Non-disclosure of Confidential Information and Intellectual Property Rights.  In addition to the confidentiality provisions set forth in the Employment Agreement signed by Andres on October 31, 2011, Andres acknowledges that during the course of his employment with Entia, he had access to certain information not generally known to the public relating to Entia's business. Andres agrees that this information is "Confidential Information" that belongs to Entia.

(a) "Confidential Information" includes, without limitation, any information in whatever form that Entia considers to be confidential or proprietary information, including, but not limited to: All information obtained as a result of working at Entia and/or Total Nutraceutical Solutions, Inc. with respect to its products, processes, computer systems, ideas, business plans, and strategy (Entia's trade secrets) (as further defined by the Uniform Trade Secrets Act); business strategies; budgets; know-how; concepts; methods; research and development; vendors or suppliers, and vendor or supplier relationships or histories; databases; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting information; joint venture partners; financial status; budgets; social media or other passwords, handles, or followers on social media accounts or other technology kept or known by Andres on behalf of Entia, and/or human resource or employee personnel information.   However, "Confidential Information" does not include information that is publicly available and in the public domain.

(b) Following his departure from Entia, Andres agrees to hold the Confidential Information in strict confidence, and not disclose or use it at any time except as authorized by Entia and for Entia's benefit.  If anyone tries to compel disclosure of any Confidential Information, by subpoena or otherwise, Andres will immediately notify Entia, so that it may take any actions it deems necessary to protect its interests.

(c) Andres agrees that his duty to maintain the confidentiality of Entia's Confidential Information survives the termination of employment.

(d) All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, hardware, software, equipment, cell phones, keys, and other physical property, and all copies of the foregoing, whether or not otherwise containing Confidential Information, Andres possesses ("Property"), have been and remain the sole property of Entia or its parents, subsidiaries or affiliates, as applicable.  Andres will return all such Property to Entia on or before the Effective Date.  Andres acknowledges and agrees that even if he created a

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document, database, social media platform, webpage, or similar information while employed with Entia, it remains Entia's Property and Andres cannot remove it from Entia's premises or retain it or any copies of it anywhere, including but not limited to, any personal computers or handheld devices.  This paragraph creates an affirmative duty upon Andres to search all computers, home offices, vehicles and other personal spaces and devices to ensure that all Property is returned to Entia before the Effective Date.

(i) Should Andres locate Entia property after the Effective Date, Andres will return the property to Entia.

(ii)  Entia agrees to purchase Andres' cell phone for $500.00.

(e) Ownership of Intellectual Property Rights in the Process.  Entia considers its research and product development and other processes ("Processes") to be its proprietary intellectual property.  To the extent that Andres developed (or assisted in developing) or contributed any inventions (whether patentable or not), know-how, discoveries, ideas, proprietary information, trade secrets, plans, designs, or works of authorship made, conceived, or reduced to practice, in whole or in part, in connection with the Processes (collectively, "Contributed Inventions"), such Contributed Inventions shall be deemed "works made for hire" owned by Entia.  In addition and/or in the alternative, Andres hereby irrevocably and absolutely assigns and transfers to Entia all right, title and interest in and to the Contributed Inventions, including all intellectual property rights of any kind or nature, and agree to assist Entia, at Entia' s expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend the rights in the Contributed Inventions so assigned.  To the extent any right, title or interest in the Contributed Inventions cannot be assigned, Andres hereby grants to Entia an exclusive, perpetual, royalty-free, transferable,  sublicensable and worldwide license to practice and use such Contributed Inventions.  To the extent any right, title or interest in the Contributed Inventions can be neither assigned nor licensed, Andres hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights against Entia or any of Entia's successors, subsidiaries, licensees, affiliates, vendors or customers.  Andres agrees that he will not challenge, directly or indirectly, Entia's ownership of, Entia's right to use or the validity of any patent rights, copyrights, trade secret rights, trademark rights or other intellectual property or proprietary rights embodied in the Contributed Inventions.

16. Cooperation with Litigation.  Andres will cooperate fully with Entia in connection with any existing or future litigation against Entia, whether administrative, civil, or criminal in nature, and to the extent Entia deems Andres' cooperation necessary.  Entia agrees that any requests for Andres' cooperation made pursuant to this Paragraph 16 will be made in good faith.  To the extent possible, Entia will provide reasonable notice of the need for such cooperation and will make a good faith effort to accommodate Andres' reasonable scheduling needs in coordinating such cooperation.  To the extent that any such commitment to cooperate with litigation requires more than Five (5) hours, Entia agrees to compensate Andres for additional hours over 5 hours at the hourly rate of $25 per hour.  Andres will provide Entia with an invoice that includes the time and required tasks associated with any request for payment.

17. No Admission of Liability.  This Separation Agreement is to be entered into on a non- precedential basis and may not be construed in any way as an admission by Entia of any liability

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to or wrongdoing against Andres or any other persons.  Entia offers the Separation Pay and other benefits because of the Employment Agreement.

18. Unemployment.  Entia agrees not to contest a grant of unemployment benefits to Andres. Entia will respond truthfully, as required by law, to any questions posed to it by the Employment Department regarding Andres' separation of employment.  Andres understands and agrees that the Employment Department ultimately decides whether unemployment compensation benefits are granted or denied and Entia has no authority to grant or deny unemployment benefits.

19. Mandatory Arbitration.  Any dispute, controversy, or claim arising out of the subject matter of this Separation Agreement will be settled by arbitration before a single arbitrator in Portland, Oregon.  The arbitration will be initiated by filing a claim with the Arbitration Services of Portland ("ASP"), and will be conducted in accordance with the then-current rules of ASP, except the parties expressly reject the allowance or any ASP rules that may allow class action arbitration.   The resolution of any dispute, controversy, or claim as determined by the arbitrator will be binding on the parties.  Judgment on the award of the arbitrator may be entered by any party in any court having jurisdiction.  A party may seek from a court an order to compel arbitration, or any other interim relief or provisional remedies pending an arbitrator's resolution of any dispute, controversy, or claim.  Any such action, suit, or proceeding will be litigated in courts located in Washington, Oregon.  For the purposes of this Paragraph 19, each party consents and submits to the jurisdiction of any local, state, or federal court located in Washington  County, Oregon.

20.  Miscellaneous.

(a) This Separation Agreement is made and entered into in the state of Oregon and shall in all respects be interpreted, enforced and governed under the laws of Oregon.

(b) This Separation Agreement may not be modified except in writing signed by the Andres and Entia.

(c) Andres represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein related in any way to Entia or any Released Entity.

(d) Should any provision of this Separation Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and shall be enforceable to the fullest extent permitted by law.

(e) With the exception of any continuing obligations in Section 6(f) and Section 10 of the Employment Agreement, this Separation Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements and understandings between the parties pertaining to the subject matter of this Separation Agreement.

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PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.

DEVIN ANDRES	ENTIA BIOSCIENCES, INC. ("ENTIA'')

/s/ Devin Andres	/s/ Carl J. Johnson
Title: President and CEO
Date: 08/28/2015	Date: 9/2/2015

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